Exhibit 4.31

February 1, 2017

Fee Rebate Side Letter

Babcock & Brown Air Funding I Limited
West Pier Business Campus, Dun Laoghaire
County Dublin A96 N6T7, Ireland

Ladies and Gentlemen:

Reference is made to the Administrative Services Agreement, dated as of October 2, 2007 (as amended and supplemented from time to time, the “Administrative Services Agreement”), by and among, inter alios, BABCOCK & BROWN AIR FUNDING I LIMITED, a limited liability company incorporated under the laws of Bermuda (the “Company”), FLY LEASING MANAGEMENT CO. LIMITED (formerly known as Babcock & Brown Air Management Co. Limited), in its capacity as administrative agent (the “Administrative Agent”), DEUTSCHE BANK TRUST COMPANY AMERICAS, in its capacity as trustee and security trustee, and AMBAC ASSURANCE CORPORATION, a Wisconsin stock insurance company (the “Policy Provider”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Administrative Services Agreement.

In consideration for the services provided in connection with the Administrative Services Agreement and other valuable consideration the existence of which the parties hereto acknowledge, this Fee Rebate Side Letter sets forth certain amounts to be rebated by the Administrative Agent to the Company from time to time. Accordingly, the Administrative Agent hereby agrees with the Company, that, as soon as practicable following receipt by the Administrative Agent of the monthly installment of the Administration Fee on each Payment Date from and after the date hereof as set forth in Section 6.01 of the Administrative Services Agreement, the Administrative Agent shall pay to the Collections Account for the benefit of the Company, an amount equal to the difference (if positive) of (x) the amount of the Administration Fee actually received by the Administrative Agent on such Payment Date less (y) the Fee Rebate Amount (as defined below) (such amount, the “Administrative Agent Rebate”).

For the purposes of this Fee Rebate Side Letter, “Fee Rebate Amount” shall mean an amount equal to $20,000 payable in arrears on each Payment Date (until the resignation or removal of the Administrative Agent) for each Fee Period. The Fee Rebate Amount shall be adjusted on each anniversary of the Initial Closing Date for annual cost of living adjustments (based on the consumer price index for the home office of the Administrative Agent) not to exceed 5% in any given year.

The Administrative Agent further agrees that, once paid, the Administrative Agent Rebate shall be nonrefundable. The Administrative Agent Rebate shall be payable in immediately available funds to the Company in U.S. dollars free and clear of and without deduction for any and all present or future applicable taxes or other amounts.

It is understood and agreed that this Fee Rebate Side Letter shall not constitute or give rise to any obligation to provide any financing; such an obligation will arise only to the extent provided in the Administrative Services Agreement. This Fee Rebate Side Letter (i) may not be amended or modified except by a written instrument executed by the parties hereto, (ii) shall remain in effect so long as the Administrative Services Agreement shall be in effect, (iii) shall be construed in accordance with and governed by the laws of the State of New York, (iv) shall be binding on, and inure to the benefit of, the respective successors and assigns of the parties hereto and (v) may be executed in any number of counterparts, each of which will be an original, but all of which will constitute but one and the same instrument.

[Signature Page Follows]

Please signify your agreement to and acceptance of the foregoing by executing this letter in the space provided below.

Very truly yours,

FLY LEASING MANAGEMENT CO. LIMITED, as Administrative Agent

By:
Name:
Title:

Agreed to and accepted, as of the date first above written:

BABCOCK & BROWN AIR FUNDING I LIMITED, as the Company

By:
Name:
Title:

AMBAC ASSURANCE CORPORATION, as the Policy Provider

By:
Name:
Title:

[Signature Page –Fee Rebate Side Letter]